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                      TRUST COMPANY BANK, AS WARRANT AGENT
_______________________________________________________________________________

No._____                                                     _________ Warrants


                          VOID AFTER DECEMBER 16, 1998

                            JAN BELL MARKETING, INC.

                              Warrant Certificate

         THIS CERTIFIES THAT for value received ___________, or registered assigns, is the owner of the number of Warrants set forth above, each of which entitles the owner to purchase at any time prior to the close of business on December 16, 1998 or a later date which the Company may determine (the "Expiration Date"), at the principal office of Trust Company Bank, an Atlanta corporation or its successor as Warrant Agent, in the City and State of Atlanta, Georgia, one fully paid and nonassessable share of the Common Stock, $.0001 par value ("Common Stock"), of JAN BELL MARKETING, INC., a Delaware corporation ("Company"), at the purchase price per share of $24.70, or an adjusted price determined as provided in the Warrant Agreement described below, ("Purchase Price") upon presentation and surrender of this Warrant Certificate with the Form of Election to Purchase duly executed. The number of Warrants evidenced by this Warrant Certificate (and the number of shares which may be purchased upon exercise of the Warrants) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price on December 16, 1998 (the "Issue Date"), based on the shares of Common Stock of the Company as constituted at that date. As provided in the Warrant Agreement, the Purchase Price and the number of shares of Common Stock which may be purchased upon the exercise of the Warrants evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment.

         This Warrant Certificate is subject to all the terms of an agreement dated as of December 16, 1993 ("Warrant Agreement") between the Company and the Warrant Agent, which Warrant Agreement is incorporated in this Warrant Certificate by reference and made a part of this Warrant Certificate and to which Warrant Agreement reference is made for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders of the Warrants. Copies of the Warrant Agreement are on file at the principal office of the Warrant Agent in the City and State of Atlanta, Georgia.

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         At any time after December 16, 1995, this Warrant Certificate, with or without other Warrant Certificates, upon surrender at the principal office of the Warrant Agent in the City and State of Atlanta, Georgia, may be exchanged for another Warrant Certificate or Warrant Certificates of the same tenor and date evidencing Warrants entitling the holder to purchase the same aggregate number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered. If only a part of the Warrants evidenced by this Warrant Certificate are exercised, the holder of this Warrant Certificate will be entitled to receive, upon surrender of this Warrant Certificate, another Warrant Certificate or Warrant Certificates for the number of whole Warrants not exercised.

         No fractional shares of Common Stock will be issued upon the exercise of any Warrant evidenced by this Warrant Certificate.

         No holder of the Warrants evidenced by this Warrant Certificate will be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of these Warrants for any purpose, nor will anything contained in the Warrant Agreement or in this Warrant Certificate be construed to confer upon the holder of these Warrants, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting of shareholders, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value, consolidation, merger, conveyance or otherwise) or, except as provided in the Warrant Agreement, to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Warrants evidenced by this Warrant Certificate have been exercised and the Common Stock purchasable upon the exercise thereof have become deliverable as provided in the Warrant Agreement.

         If the Warrants are not exercised on or before 5:00 P.M. on the Expiration Date, the Warrant Certificates will automatically be converted into shares of Common Stock at the rate of one share of Common Stock for each Warrant Certificate or Certificates representing the right to purchase 700 shares of Common Stock, subject to adjustment as provided in the Warrant Agreement.

         Every holder of this Warrant Certificate, by accepting the Warrant Certificate, agrees with the Company, the Warrant Agent, and with every other holder of a Warrant Certificate that:

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                 (a)      the Warrants evidenced by this Warrant Certificate are
         transferable only on the registry books of the Warrant Agent upon surrender of this Warrant Certificate at the principal office of the Warrant Agent at any time after December 16, 1995, duly endorsed, or accompanied by a proper instrument of transfer and accompanied, if the Company so requires, by a sum sufficient to pay all taxes and other governmental charges that may be imposed with regard to the transfer; and

                 (b) the Company and the Warrant Agent may deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner of this Warrant Certificate and of the Warrants evidenced by it (notwithstanding any notations of ownership or writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent will be affected by any notice to the contrary.

         This Warrant Certificate will not be valid or obligatory for any purpose until it has been countersigned by the Warrant Agent.

         WITNESS the facsimile signatures of the proper officers of the Company and its corporate seal. Dated as of _________, 199_.



                                               JAN BELL MARKETING, INC.


                                               By _______________________
                                                         President


ATTEST:


_______________________________
         Secretary


Countersigned:


_______________________________
         Warrant Agent

By_____________________________
         Authorized Signature